                                                                    Exhibit 4.81

Confidential                                                           Execution


                       SHANGHAI WEILAN COMPUTER CO., LTD.


                                   Yuan Jinhua

                                    Zhao Teng


                                       and


                                  Jing Shengmei

                                  Zhao Huiping

                                   Chen Huawei

                                   Huang Chang



                            -------------------------


                            EQUITY TRANSFER AGREEMENT


                            -------------------------



               In relation to Hainan Zhong Tong Computer Co., Ltd.












                                  June 15, 2005

                            EQUITY TRANSFER AGREEMENT

     This equity transfer agreement (this "Agreement") is entered into on June 15, 2005 by and among the following parties in Shanghai, People's Republic of China ("PRC"):

(1)  Jing Shengmei
     Address: A1705, ChangCheng Tower, SunGang Road West, Shenzhen, Guangdong Province.
     ID number: 440301195812247816

(2)  Zhao Huiping
     Address: Unit 202, No.6 Yard of HongHuYi Street, WenJin North Road, Shenzhen, Guangdong Province.
     ID number: 440301196010242743

(3)  Chen Huawei
     Address: ShuangZhongGong Huaqiao Hospital Dormitory, ChengDong Fengxiang Street, Chenghai City, Guangdong Province.
     ID number: 440521196801030030

(4)  Huang Chang
     Address: No.13 Jianshe Road, Shenzhen City, Guangdong Province. ID number: 342723741216003

(Each of Jing Shengmei, Zhao Huiping, Chen Huawei and Huang Chang hereof is individually to be known as "Transferor", and collectively known as "Transferors".)

(5)  Yuan Jinhua
     Address: Room 105, 11 Lane Branch 222 Lane No.3, FanYu Road, Changning District, Shanghai.
     ID number: 330501760701302

(6)  Zhao Teng
     Address: Room 32, XinZha Road No.1161, Jing'an District, Shanghai. ID number: 310103197412253223

(Each of Yuan Jinhua and Zhao Teng hereof individually to be known as "Transferee" and collectively known as "Transferees". Each of the parties above to be known as "Party" and collectively known as "Parties".)

(7)  Shanghai Weilan Computer Co., Ltd. ("Shanghai Weilan")
     Address: No.558 DaZhi Road West, MaRu Town, Jiading District, Shanghai Legal representative: Hu An'kai

WHEREAS:

1. Hainan Zhong Tong Computer Co., Ltd. is a limited liability company duly incorporated and existing in Hainan Province, People's Republic of China (with its registered address at 14C Jiudu Tower, Guomao Avenue, Finance District, Haikou, and legal representative Jing Shengmei, hereinafter referred to as "Company"), with its registered capital RMB ten million (RMB10,000,000);

2. The Transferors are the registered shareholders of the Company, Jing Shengmei and Zhao Huiping, and Chen Huawei and Huang Chang legally hold 40%, 30%, 15%
     and 15% respectively, of the Company's equity interests and together with all rights and advantages thereon.(hereinafter referred to as "Transfer Equity");

3. In accordance with the terms and conditions hereof, the Transferors intend to sell and the Transferees intend to purchase the entire equity interests and together with all rights and advantages attached thereon held by the Transferors in the Company (hereinafter referred to as "Equity Transfer").

4. Shanghai Weilan agrees to guarantee on the obligations of the Transferees to pay off the transfer price in accordance with the terms and conditions of the Agreement.

THEREFOR, after equal and friendly consultation, the Parties and Shanghai Weilan hereby agree to enter into the Agreement and to be bound by the terms and conditions thereof.


                                   ARTICLE 1
                                SELL AND PURCHASE

1.1 In accordance with the terms and conditions of this Agreement and subject to the conditions hereof, Jing shengmei, Zhao Huiping, Chen Huawei and Huang Chang, agree to sell and Yuan Jinhua and Zhao Teng agree to purchase the 40%, 30%, 15% and 15% of the equity interests of the Company legally held by Jing Shengmei, Zhao Huiping, and Chen Huawei and Huang Chang, respectively.

1.2 After the Equity Transfer contemplated in this Agreement is consummated, the Transferors shall not hold any equity interests of the Company, and the equity structure of the Company shall be:

 Shareholder                       Amount of registered capital         Shareholding Percentage
                                    contributed to the Company
Yuan Jinhua                         RMB5,000,000                            50%
Zhao Teng                           RMB5,000,000                            50%
Total:                              RMB10,000,000                           100%

1.3 Transfer Equity shall include such equity interests and together with all the rights and interests attached thereto and shall be free from any mortgage, pledge, other security, option, claim and any third party's right whatever kind and nature (hereinafter referred to as "Encumbrance").


                                   ARTICLE 2
                                PRICE AND PAYMENT

2.1 The Parties agree for consideration of the Equity Transfer in accordance with the terms and conditions of this Agreement, subject to Article 2.2, the Transferee shall pay the equity transfer price in an aggregate amount of RMB five point five million (RMB5,500,000) (hereinafter referred to as "Transfer Price").

     The Transferees agree to replace the Transferors to pay off the debts in an aggregate amount of RMB eight million (RMB8,000,000) as the data indicated in the Appendix B owing to the Company on the Registration Date (as defined in Article 7.2, the same with the below). The Parties may universally agree to change the above amount in writing. The Company needs to provide written evidence to the Transferors indicating such debts have been paid off by the Transferees within one (1) working day after the Registration Date.

     The Parties understand that the Transfer Price is the full consideration for the entire Transfer Equity and together with all equity interests and rights attached thereto.

     Shanghai Weilan agrees to guarantee for the payment of Transfer Price by the Transferees according to this Agreement.

2.2 The Parties agree the Transfer Price shall be paid in three installments as the following ways:

     (1) The Transferees shall within one (1) working day after the Closing Date (as defined in Article 7.2, the same with the below) pay the first installment via wire transfer in a amount of RMB one point five million (RMB1,500,000) to the bank accounts designated by the Transferors.

     (2) The Transferees shall within one (1) working day after the Registration Date (as defined in Article 7.2, the same with the below) pay the second installment via wire transfer in a amount of RMB three million (RMB3,000,000) to the bank accounts designated by the Transferors.

     (3) Subject to Article 2.2(4) below, the Transferees shall pay the third installment via transfer in an amount of RMB one million (RMB1,000,000) into the bank accounts designated by the Transferors prior to November 30, 2005.

     (4) The Transferees shall be entitled to deduct corresponding amounts of moneys from the third installment as provided in above Article 2.2(3) as compensation for any fine, punishment, suspension or termination of business or any adverse results incurred by the Company and the Transferees due to the Transferors' incorrect, untrue, incomplete, or misleading representation and warranties or breach of the undertakings or the terms of this Agreement, or any violation of relevant regulations, policies, or agreements made by telecom operation provider (including but not limited to China Mobile Co., Ltd. and China Unicom Co., Ltd., hereinafter referred to as "Telecom Operator"), including but not limited to:

          (i) Any liability arising from any breach of warranties in according to Article 3.15 made by the Transferors.

          (ii) Any payable taxes, overdue interests, fines, other fees and any penalty incurred by the Company's failure to pay in time any tax to the tax authorities, withhold any individual income tax ,or pay any stipulated social insurance and welfare, shall be paid and fulfilled in an amount equal to the actual sum decided by relevant documents issued by any relevant governmental authorities, competent court or arbitration institution;

          If the third installment is insufficient to make up the indemnification payable by the Transferors, the Transferees shall be entitled to require the Transferors make further compensation for such deficient amounts.

          For the deduction of the amounts made under Article 2.2(4), the Transferors shall provide written basis and calculation formula ("hereinafter called as "Deduction Basis"). If the Transferors raise no reasonable doubts to the Deduction Basis in writing within three
          (3) days as of the date the Transferees provide the same to the Transferors, the Transferors shall be deemed to have accepted the Deduction Basis and agreed the Transferees to deduct the corresponding prices. If there are disputes arising from the Deduction Basis, the Parties shall resolve the dispute in accordance with Article 11.5 hereof and the Transferees shall perform its obligations to pay the third installments in an amount decided then within ten (10) days as of the date of the dispute resolved.

          Particularly, if after the Registration Date, the Company incurs any government fine, penalty or other adverse results due to the faults of the Transferees in respect of the business operation of the Company, the Transferees shall bear any loss arising thereof and the Transferors are not liable to the same. Such loss shall not be used as the Deduction Basis.

     (5) For the purpose of Article 2.2, The Transferors shall inform the Transferees the bank accounts for receiving the Transfer Price in writing, and the Transferors shall provide corresponding receipt for each installment received within three (3) working days.


                                   ARTICLE 3
              THE REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

The Transferors hereby severally and jointly make the follow representations and warranties in respect of the Company and other parties as of the Registration Date and undertake with the Transferees the representations and warranties are correct, true, complete and not misleading, and any facts not contained in the representations and warranties are fully disclosed in the Appendix A herein. The Transferors hereby understand that the Transferees enter into this Agreement on the basis of their full faith in the following representations and warranties. The following representations and warranties include any subsidiary company, branch office, representative office or branches (if any)

3.1   General Matters

3.1.1 The Transferors possess full and independent legal status and legal capacity to execute, deliver and perform this Agreement and other documents relevant to the transaction contemplated herein. The Transferors respectively can act as an independent litigation entity.

3.1.2 The Transferors have obtained all necessary power and authority to execute, deliver and perform this Agreement and other documents relevant to the transaction contemplated herein, including but not limited to the Transferors' waiver of its right of first refusal to the Transfer Equity in writing, shareholders meeting's approval to the Equity Transfer and the resolutions of the shareholders meeting regarding this Agreement; the Transferors possess the full right and authority to consummate the transactions herein.

3.1.3 The Transferors have obtained all necessary consents from any relevant third party to execute, deliver and perform this Agreement. Other than the approvals from the Information Industry Ministry on this Equity Transfer on the date of execution of this Agreement, all necessary governmental approvals and permits have been obtained for the execution, delivery and performance of this Agreement, the Transferors confirm with their knowledge, there exists no events that will result the Information Industry Ministry refuses to approve this Equity Transfer.

3.1.4 The Transferors duly and legally execute and deliver this Agreement. This Agreement and all documents from time to time to be signed by the Transferors relevant to the transaction contemplated herein constitute legal and binding obligations to the Transferors and are enforceable according to the terms thereof.

3.1.5 Within the best knowledge of the Transferors, at the time of the execution of this Agreement, the Transferors have not involved in any lawsuit, arbitration, or other events or circumstances which will bring material adverse effects to the consummation of the transactions herein and performance of this Agreement.

3.1.6 The execution and performance of this Agreement and all documents relevant to the transactions contemplated herein does not:

      (1) contravene any law, governmental regulation, governmental order, court awards or decisions binging on the Transferors or the Company's assets;

      (2) contravene any contract, agreement, or terms of instrument documents to which the Transferors are a party or which is binding on the Transferors or the Company's assets;

      (3) authorize other parties to terminate, suspend, modify any contract, agreement or terms of instrument documents to which the Transferors are a party or which is binding on the Transferors or the Company's assets;

      (4)   result in any Encumbrances on the equity interests of the Company;
            or

      (5) contravene the Articles of Association of the Company or any other constitutional documents.

3.2   The Ownership of the Transfer Equity

3.2.1 The Transferors are the owners of the Transfer Equity in a matter of law and fact. The Transferors are entitled to transfer their entire equity interests to the Transferees in accordance with terms of this Agreement and such transfer needs no consents from any third party.

3.2.2 No Encumbrances and no any agreement, arrangement or obligations create any Encumbrances on the Transfer Equity and any part thereof. The Transferees shall acquire the perfect ownership with no Encumbrances thereon after the consummation of the Equity Transfer herein.

3.2.3 Other than this Agreement, no agreement, options or other arrangements exists on the Transfer Equity and rights or interests attached thereto.

3.3   Company

3.3.1 The Company is a company duly incorporated and validly existing under the PRC law with full authorization, power, capacity to hold, lease, and operate its assets, and as of the date of execution of this Agreement engage in the on-going and contemplated business.

3.3.2 The registered capital of the Company is RMB ten million (RMB10,000,000) and has been paid off by the Transferors respectively in according to their ratio. Relevant government authorities have not found out the withdrawal or transfer of the registered capital. The registered capital has been effectively kept as RMB ten million (RMB10,000,000), which is one of the fundamental conditions to effect the "Inter-provincial Value Added Telecom Business License" ("VAT Telecom License") held by the Company.

3.3.3 The Company has not contravene any PRC law, or provide any loans or any guarantee in an unfair or abnormal means other than in the normal business operation, including but not limited to the loans to shareholders or guarantees for shareholders' debts.

3.3.4 The Company holds all necessarily required certificates, approvals, permits, and authorizations to engage in the on-going and contemplated business. Such certificates, approvals, permits, and authorizations shall remain effective and sufficient as of the Registration Date, and the Company has completed all the update procedures and annual inspections for the same. Particularly, the Company holds the VAT Telecom License and operation license for telecom service provider ("Telecom Operator License"), and such licenses shall remain effective as of the Registration Date.

      The Transferors undertake that with their best knowledge, there are no events which will result in any revocation of, termination of or any failure to update and complete annual inspections for the approvals, certificates, permits, and authorizations. The Company fully complies with the conditions and terms of such certificates, approvals, permits and authorizations, including but not limited to maintaining the minimum amounts of registered capital to effect the VAT Telecom License and effective conditions for Telecom Operation License.

3.3.5 Other than those disclosed to the Transferees, the Company has no any other subsidiary company, branch office, representative office, or branch; other than those disclosed to the Transferees, the Company has not directly or indirectly control or hold any other entity or hold any equity interests in any other entity.

3.3.6 Other than those disclosed to the Transferees, no other entity or individual directly or indirectly hold any equity interests of the Company or control the interest of the Company.

3.3.7 The Company has completed registration, filing, and other procedures necessarily required in the operation of the Company, including but not limited, the registration and filing with Ministry of Information Industry and its local counterparts, Administration of Industry and Commerce ("AIC"), taxation bureau and other authorities, particularly including the filing with the authorities necessarily required in the main business place of value added telecom operation.

3.4   Accounting and Finance

3.4.1 The Company has the accounting books recorded, accounting items arranged, evidential vouchers and books kept, invoices issued and collected in accordance with the laws and generally accepted accounting principles of PRC.

3.4.2 The balance sheets, profit and loss sheets and other relevant accounting statements as of December 31, 2004 and the same as of May 31, 2005 (as specified in Appendix B herein) and other relevant accounting statements ("Accounting Statements"):

      (1) Accounting Statements are made in compliance with the applicable laws and PRC generally accepted accounting principles;

      (2) Subject to subsection (1) above, the Accounting Statements are made in consistent with the internal accounting rules and practice of the Company.

      (3) The Accounting Statements are in all aspects accurate, complete and have no material mistakes or errors;

      (4) The Accounting Statements truly, completely and fairly shows the assets and debts of the Company as of December 31, 2004, and May 31, 2005, and the profit or loss of the Company in the accounting period covered by the Accounting Statements; and

      (5) All the actual or contingent debts of the Company are disclosed by the Accounting Statements.

3.5   Information Disclosure

3.5.1 All the documents, materials and information provided by the Transferors before and after the execution of this Agreement are true, accurate, complete and not misleading, including but not limited to:

      (1) The Accounting Statements and other accounting and finance materials provided in accordance with Article 3.4.

      (2) The name list of the employees who leaves the Company as of the Registration Date commencing from January 1, 2005; and

      (3) The Inventory of the tangible and intangible assets of the Company as specified in Appendix C herein.

3.5.2 No actual or contingent fact having or may have adverse effects to the Company is not disclosed by the Transferors to the Transferees.

3.6   Fully Disclosure of Debts

      The information in relation to the debts of the Company disclosed by the Transferors to the Transferees is true, accurate, complete and not misleading. Other than those disclosed, the Company has no any other debts, including but not limited to any payable amounts under any contract, agreement or other legal documents.

3.7   Observance of Laws

      The Company engages in the business in compliance with all applicable PRC laws, governmental orders, and policies for the Telecom Operator and the Company has not ever contravened any such laws, order, and policies. The Company has been within its business scope to operate according to the Articles of the Association and the Business License of the Company.

3.8   Litigation

      There are no actual or contingent event having material adverse effects to the Company or negative effects to the formation, validity, enforceability of this Agreement or Equity Transfer herein, whether such events exist in the past, or is on pending, or is contingent:

      (1) The penalties and limitations made by Telecom Operator to the Company or the Transferors;

      (2) The penalties, injunctions, or orders made by governmental authorities;

      (3) Any civil, criminal, administrative litigation, arbitration or other procedures and disputes against the Company or the Transferors.

3.9   Contract

3.9.1 The Transferors have provided all the contracts, agreements, and other legal documents to which the Transferor is a party or which is relevant to the business of the Company to the Transferees.

3.9.2 The Company is not a party to any contract, agreement, or other documents, or subject to any contract, agreement, or other documents, if such contract, agreement, other documents:

       (1)    are not formed in the normal business operation;

       (2)    are not formed on the basis of equality principle;

       (3)    result in the loss or damages to the Company;

       (4) cannot be performed and completed though proper input of energy and expense

       (5)    limit the freedom of the business of the Company;

       (6) involve the payable amounts not yet paid more than RMB one hundred thousand (RMB100,000).

3.9.3 There is no event that the Company breaches any obligations or terms of any contract, agreement, or documents to which the Company is a party or which is binding on the Company.

3.10   Intellectual Property

3.10.1 The Transferors have disclosed all intellectual rights owned by the Company or intellectual properties licensed to the Company in the Appendix C herein, and the business of the Company has not infringe any third party's intellectual properties.

3.11   Assets

3.11.1 The Company has full, sufficient ownership of its assets with no Encumbrance thereon. The Company has effective, good standing, no interruption or limitation right to use the leased assets.

3.11.2 Such assets owned or leased by the Company constitute all the assets necessarily required for the full and effective operation of the Company in its normal business.

3.12   Employees

       Other than those disclosed to the Transferees by the Transferors:

       (1) The Company hires its employees in compliance with the applicable labor laws and signs legal and effective labor contracts with all the employees;

       (2) The Company has no any actual labor dispute or contingent labor dispute with its current and past employees;

       (3) The Company has no payable obligation not yet paid to make any economic compensation or similar reimbursement or indemnification fees relevant to the employment;

       (4) The Company has sufficiently paid/withheld pension, medical insurance, and any other payable social insurance or employee welfares stipulated by relevant laws or agreements.

3.13   Affiliated Transaction

3.13.1 There is no actual or contingent debts or guarantee between/among the Company and the Transferors, any current or resigned senior management officer of the Company, any current or resigned directors of the Company and any individual or organization who have direct or indirect interest to the above person ("Affiliated Party").

3.13.2 The Affiliated Party and the Company have no contract, agreement, or other documents which is still currently effective to and binding on the Company.

3.14   Non-compete

3.14.1 Other than those disclosed to the Transferees by the Transferors, there is no event that the Transferors and its senior management officers engage in the same, similar or competitive business with that of the Company directly or indirectly.

3.15   Taxes

3.15.1 Other than disclosed to the Transferees by the Transferors, the Company are in compliance with laws and requirements from the taxation authorities to apply for, pay and withhold taxes on time and sufficiently, including but not limited to the income taxes of individuals or the Company, business tax, and Value-added tax, and there is no delay or deduction of the payment of the taxation.

3.15.2 There is no adjustment of any taxation basis or the identification facts for the fix of the price.


                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREES

4.1    The Legal Status and Legal Capacity of the Transferees

       The Transferees are able to execute, deliver and perform this Agreement and act as litigation entity with full and independent legal status and legal capacity. The execution, delivery and performance of this Agreement by the Transferees does not contravene any relevant law, regulation, and government order, and conflict with any contract, agreement to which the Transferee is a party or which is binding on the assets of the Transferee.

4.2    The Legality of the Transfer Price

       The Transferees undertake that the source of their payments to the Transfer Price is legal and they have the full capability to pay off the Transfer Price to the Transferors in accordance with the terms and conditions of this Agreement.


                                   ARTICLE 5
                         ARRANGEMENT BEFORE REGISTRATION

5.1 The Transferors, as the shareholders of the Company before the Registration Date, shall not take any acts or permit the Company to take any acts which have or may have adverse effects to the Equity Transfer or the Company from the execution date of this Agreement till the Registration Date, including but not limited to waiver of any material right or interests of the Company, or cause the Company to bear any material liability or obligations. Unless otherwise agreed in writing in advance by the Transferees, the Transferors shall use its best endeavors to cause the management officers of the Company to ensure the Company during the period commencing from the execution day of this Agreement to the Registration Date:

       (1)    to operate in normal and practice way and maintain good operation;

       (2) not to sign or undertake to sign any contract with a amount exceeding RMB one hundred thousand (RMB100,000);

       (3) not to sign or undertake to sign any contract beyond the scope of normal and practice way;

       (4) not to dispose or undertake to dispose any material assets of the Company;

       (5) not to purchase or undertake to purchase any equity interests, shares or other interests of other company, or any interests in any other organization;

       (6)    not to borrow any loans or bear any other debt;

       (7) unless the payments required in the normal and practice business, not to pay (agree to pay) any other unnecessary moneys.

       (8) not to announce distribution, pay or prepare for payment of any of dividends, or other profits;

       (9) take all necessary acts to maintain and protect the assets owned or used by the Company (including but not limited to any intellectual property);

       (10) not to amend any labor contract with the Company's current employees, including but not limited to the terms of the salary, welfares and other interests; but in the normal process of the business, when the changes are not material to such labor contract, the contract can be modified with the written notice in advance.

       (11)   not to amend any accounting rules or policies of the Company;

       (12)   not to amend the Articles of Association;

       (13)   not to provide guarantee for any third party;

       (14)   not to establish any Encumbrance on the Transfer Equity; and

       (15) disclose any facts known by the Transferors as soon as practicable that the Transferors may breach any of its representation, warranty, and undertaking in this Agreement (whether such fact exists before the execution date of this Agreement or happens during the period from the execution date of this Agreement to the Registration Date).

5.2 Provided not in breach of the Article 5.1, the Transferors as the shareholders of the Company before the Registration Date, shall use its best endeavors to cause the management officers of the Company to ensure after the execution of this Agreement:

       (1) The Company has full cooperation with the Transferees in respect of the operation matters of the Company;

       (2) The authorized representative of the Transferees can fully participate the daily management and operation of the Company, and the management officers or relevant person of the Company shall ask their opinions in relation to the material matters affecting the Company's business; and

       (3) For the purpose of the above (2), upon the requirement of the Transferees and their authorized representatives, the Company shall provide the documents, materials, and persons of the Company for them.

                                   ARTICLE 6
                                  PRECONDITIONS

6.1    The Preconditions to the Obligations of the Transferors

       The Transferors' satisfaction of the obligations of the Equity Transfer herein is conditioned on the following circumstances to be satisfied or waived in writing by the Transferors:

6.1.1  Representations, Warranties and Undertakings

       The Transferees' representations, warranties and undertakings under this Agreement as of the Registration Date are true, complete, and accurate, as such representations, warranties and undertakings are effectively made on the Registration Date.

6.2    The Preconditions to the Obligations of the Transferees

       The Transferees' satisfaction of the obligations of the Equity Transfer herein is conditioned on the following circumstances to be satisfied or waived in writing by the Transferees:

6.2.1  Representations, Warranties and Undertakings

       The Transferors' representations, warranties and undertakings under this Agreement as of the Registration Date are true, complete, and accurate, as such representations, warranties and undertakings are effectively made on the Registration Date.

6.2.2  Due Diligence

       The Transferors shall have provided their full support and assistance for the Transferees on the reasonable requirements in the due diligence investigation of the Company, including but not limited to, provision of all the accounting books, records, contracts, and technology materials, persons information, management information and other documents to the lawyers, accountants and other representatives designated by the Transferees. The above due diligence investigation shall include but not limited to the investigation of the Company in relation to the operation, law, finance, and technology and HR. The said due diligence investigation result has satisfied the Transferees.

6.2.3  Approval and Consents

       The Transferors have obtained all the necessary governmental approvals, consents, authorizations, and consents of a third party, or the approvals regarded as necessary to acquire by the Transferees for the Equity Transfer herein.

6.2.4  Shareholders' Meeting

       The Transferees have received the effective resolution of the shareholders meeting made by the Transferors in accordance with the laws and the effective Article of Association of the Company then. The resolution indicates that the Transferors universally agree the Equity Transfer herein and the Transferors waive their respective right of first refusal in writing to any part of the Transfer Equity.

6.2.5 The Resign of Executive Director, General Manager, and Supervisory Board Members

       The Transferees have received the resign letters from the current Executive Director, General Manager, and the Supervisory Board Members of the Company effective on the Registration Date.

6.2.6  The Resign of Legal Representative

       The Transferees have received the resign letter from the current legal Representative of the Company effective on the Registration Date.

6.2.7  No Material Adverse Effects

       There is no actual or contingent matters which is regarded by the Transferees as having material adverse effects to the Company.

6.2.8  No Material Change

       Other than the disclosed matters in writing to the Transferees and obtain of the consents of the Transferees, the business of the Company has not occurred any changes regarded as the material alteration by the Transferees.

6.2.9  The Completeness of the Arrangement before the Registration

       The Transferees have completed the undertakings under Article 5 in a way satisfying the Transferees.

6.2.10 Legal Opinion

       The Transferees have received the legal opinion with its form as indicated in the Appendix D issued by Fangda Law Firm on Registration Day.

6.2.11 Due Diligence Clearance Issue

       The Transferors have used their best endeavors to settle and clear the issues found out in the due diligence investigation and the Transferees are satisfied with the result.


                                   ARTICLE 7
                     REGISTRATION WITH AIC; PAYMENT CLOSING

7.1 When the Transferees at their sole discretion decide the preconditions under Article 6 satisfied or waived, the Transferees may notify the Transferors in writing that the Equity Transfer can conduct ("Confirmation Notice"). As of the date of issuance of the notice, the Equity Transfer in this Agreement shall be deemed as ascertained, unconditional, and irrevocable, and then this Agreement and the Equity Transfer shall be submitted to the AIC for update registration ("Registration"). But the Confirmation Notice does not release the Transferors from the liability of its undertakings, warranties and declarations in this Agreement. The Parities shall use their best endeavors to submit the alteration application to the AIC for Registration before June 22, 2005. If no alteration registration application is submitted to AIC within twenty (20) days after the execution of this Agreement due to intentional faults or gross negligence of the Transferees, the Transferors are entitled to rescind this Agreement in writing.

7.2 Upon the Receipt of the Confirmation Notice, the Transferors shall immediately take actions to ensure the Company to apply for alteration registration as soon as possible. Upon the receiving date of the acceptance receipt for the alteration registration issued by AIC ("Closing Date"), the Transferors shall close the Equity Transfer. When the Registration of the Equity Transfer are completed and the new business license are issued by AIC, the date of issuance of the new business license shall be known as the registration date ("Registration Date") of the Equity Transfer.

7.3 If the Transferors fail to apply for Registration with the AIC in time or fail to do so upon the receiving of the Confirmation Notice, the Transferors shall be deemed to commit a breach of this Agreement and shall bear any liability arising thereof, including but not limited to any direct or indirect losses, actual damages and the expected interest.


                                   ARTICLE 8
                                     OTHERS

8.1 The Transferors shall execute any further documents which is necessary or maybe required for the full performance of this Agreement and the consummation of the Equity Transfer herein and shall further take actions which is necessary or maybe necessarily required for the full performance of this Agreement and the consummation of the Equity Transfer herein.

8.2 Within one (1) year after the Registration Date, the Transferees shall not engage or operate in a joint venture with other parties the value added telecom business ("Competitive Activities") and other actions harmful for the interests of the Company, including but not limited to:

       (1) Control, hold or indirectly control company engaging in the Competitive Activities and other organizations;

       (2) Act as directors, management officers, counsels and employees in any company engaging the Competitive Activities;

       (3) Divert or solicit the clients of the Company, do or attempt to do transactions with the clients of the Company, whether such clients are the clients of the Company before or after the Registration Date; or

       (4) Divert or Solicit any employees then hired by the Company in any means.

8.3 The Transferors shall severally and jointly be liable for the representations, warranties and undertakings made in this Agreement, including but not limited to, the events occurred before the Registration Date or the events occurred after the Registration Date, but part or entire of the matter shall be attributed to circumstances before the Registration Date.

8.4 The Transferors undertake that after the Registration Date, the Company will possess:

       (1) Effective entire network short message service ("SMS") access No.8088 of the China Monternet business;

       (2) Effective entire network SMS access No.9088 of the China Monternet business (business contract to be signed);

       (3) Effective entire network XiaoLingTong SMS access No.97088 (having passed the relevant technology test, and product test not conducted yet, SMS No. not published yet.);

       (4) All the value-added service on-going and in test for wireless mobile phones on the Registration Date;

       (5) All the tangible or intangible assets such as servers, computers relevant to the wireless value-added service of the Company on the Registration Date; and

       (6) Other operation qualification in relation to the wireless value-added service of the Company.

       The Parties herein confirm that the fixed assets beyond the scope of subsection (5) above shall be handled in accordance with the Article 2 of the Appendix C through consultation.

8.5 The Transferors shall cause the Company to take any reasonable measures to maintain the cooperation with GuangDong Telecom Shenzhen Branch in relation to the business with the China Game Center. The specific cooperation ways are to be decided through the friendly consultation between the Company and GuangDong Telecom Shenzhen Branch. Nevertheless, the Transferees are entitled to make reasonable arrangement or adjustment in relation to the contents and means of the cooperation according to the business of the Company.

8.6 The Parties shall settle the revenues, fees, and costs as of June 30, 2005, arising from the business collaboration with Guangdong Telecom Shenzhen Branch concerning the business with the China Game Center and settle the deposit to the China Game Center Project in an amount of RMB five hundred thousand (RMB500,000) and all payable amounts of the Company as of June 30, 2005. The Parties agree such payable amounts shall be settled until the Company's receipt of the accounting rules in force at that time or the vouchers confirmed by the Parties. After the Parties confirm the settlement results, the profit and loss concluded from such results shall be enjoyed and borne by the Transferors, but before the settlement of all the payable amounts, the Transferors shall not transfer all or part of the profit and loss.

8.7 After the Registration Date, the Transferees and the Company shall conduct an review and estimation to all the employees of the Company before the Registration Date and shall decide the stay or leave of the employees according to the performance of the employees and the business situations of the Company. If the Transferees decided to let relevant employees stay in the Company, the Company shall perform the original labor contracts or enter into new labor contracts; if the Transferees decide to let relevant employees leave the Company, the Company shall terminate the labor contracts and employment relationship. The Transferors shall use their best endeavors to assist the Transferees to handle employees matters of the Company in accordance with Article 8.7.

       The Company will pay the salary, awards, and other relevant expenses in June for the current employees of the Company. Transferors shall bear all the above expenses to the employees and shall be settled together in accordance with Article 8.6.

8.8 The Parties shall negotiate to settle the contracts and agreements still remain effective on the Registration Date to which the Company is a party or which is binding on the Company or the assets of the Company. If within 90 days as of Registration Date, the Transferees or the Company need to terminate any one of the above contracts, the Transferors undertake to use their best endeavors to assist the termination of such contracts and the fees (include liquidation damages) incurred thereof shall be borne by the Transferors. As to the "China Game Center" SMS Business Cooperation Agreement entered between the Company and Guangdong Telecom Shenzhen Branch on April 5, 2005, the relevant expenses (include liquidation damages) and direct economic losses incurred by the Company arising from the termination of the said agreement shall be borne by the Transferors, except the direct economic loss arising from the Company's serious breach of the said agreement after the Registration Date (except the termination of the said agreement).

8.9 Jing Shengmei agrees to transfer all the domain names smschina.com owned by him to the Company and provide all relevant materials to the Company after the Registration Date, and Jing Shengmei confirms that the Company does not need to pay any consideration for such domain names transfer. Within five (5) working days as of the Registration Date, Jing Shengmei shall submit an application to relevant authorities for transfer of the above domain names.

                                   ARTICLE 9
                                BREACH LIABILITY

9.1 This Agreement is binding and enforceable to any Party herein. If one Party fails to fully perform its obligations under this Agreement or any Party fails to make correct, complete or not misleading representations, warranties and undertakings hereunder, the said Party shall be deemed to breach this Agreement.

9.2 If the Transferors breach this Agreement, the Transferees are entitled to take one or several remedies to protect their the rights and interests:

       (1) Suspend performing their obligations hereunder, and resume to perform when the breach events being corrected, the Transferees' suspension of performance of the obligations do not constitute their default or delayed performance of this Agreement.

       (2) If the Transferor's breach results in that the transactions herein cannot conduct any further, the Transferees are entitled to unilaterally rescind this Agreement with written notice effective as of the issuance of such notice;

       (3) Require the Transferors of performing its obligations under this Agreement;

       (4) If the Transferors fails to make up the breach within fifteen (15) working days as of the date of the breach or the remediation period required by the Transferees, or the measures taken by the Transferors to make up the breach do not work and the Transferees are still continue to suffer the damages;

       (5) Require the Transferors of indemnifying the Transferees against any economic loss incurred by the Transferors' breach of this Agreement; and/or

       (6) Deduct the corresponding amounts from the third installment as agreed in the Article 2.2.

9.3 The Transferors shall bear the several and joint liability for their obligations and duties hereunder.

9.4 Provided that the Transferors do not breach this Agreement, if the Transferees fail to pay the third installment to the Transferors within the period agreed herein, then any payment failed to pay on time according to this Agreement shall be paid together with the fines at a 5/oo for each day delayed of the amount of the payment which should have been paid on schedule.


                                   ARTICLE 10
                           EFFECTIVITY AND TERMINATION

10.1 This Agreement shall be effective as of the date this Agreement is duly executed and delivered by all the Parties or their authorized representatives.

10.2 The Parties agree this Agreement may be terminated or rescinded by any event below:

       (1)    the Parties agree to terminate this Agreement in writing;

       (2)    the performance of this Agreement by the Parties is consummated;

       (3)    the Transferees terminate this Agreement under Article 9.2; or

       (4) other events stipulated by relevant laws, regulations, and other provisions in this Agreement.

10.3   Notwithstanding there are other provisions in this Agreement, Article 9,
       Article 10 and Article 11 hereof shall not be affected by the termination in this Agreement.


                                   ARTICLE 11
                                     OTHERS

11.1   Fees and Taxes

       The Parties shall respectively pay the expenses, costs and fees arising from the negotiation of the Equity Transfer hereunder and preparation, execution, and performance of this Agreement, including but not limited to, the fees paid to lawyers, accountants, and counsels. Each of the Parties shall be responsible for any taxation payable by such Party.

11.2   Notice

11.2.1 Any notice, request, requirement, or other correspondence required by this Agreement or made in accordance with this Agreement shall be in writing and delivered to the relevant Party in the address as below:

       Jing Shengmei
       Address: 13 A Building 2, Jingpeng Tower, Xinzhou Road North, Shenzhen. Tele:138-0885-8769
       Fax: 0755-8352-2858

       Zhao Huiping
       Address: 13 A Building 2, Jingpeng Tower, Xinzhou Road North, Shenzhen. Tele:138-0885-8769
       Fax:0755-8352-2858

       Chen Huawei
       Address: 13 A Building 2, Jingpeng Tower, Xinzhou Road North, Shenzhen. Tele:138-0885-8769
       Fax:0755-8352-2858

       Huang Chang
       Address: 13 A Building 2, Jingpeng Tower, Xinzhou Road North, Shenzhen. Tele:138-0885-8769
       Fax:0755-8352-2858

       Yuan Jinhua
       Address: Floor 5th, Dongyin Tower, Beijing Road East No.689, Shanghai. Tele:021-3318-4900
       Fax:021-6361-1558

       Zhao Teng
       Address: Floor 5th, Dongyin Tower, Beijing Road East No.689, Shanghai. Tele:021-3318-4900
       Fax:021-6361-1558

       Shanghai Weilan
       Address: Floor 5th, Dongyin Tower, Beijing Road East No.689, Shanghai. Tele:021-3318-4900
       Fax:021-6361-1558
       To: Jiang Xiangyuan

11.2.2 Any notice, requirement, or other correspondence required hereunder or pertaining hereto shall be deemed delivered and effective upon five (5) days after deposit in the mail, if by registered mail; upon forty-eight hours (48) after post of the mail, if by express courier service; upon receiving of a complete fax copy transmission report by the addresser, if sent by fax; upon sending out the mail, if by e-mail; upon delivery, if by personal delivery.

11.3   Confidentiality

       Unless with the consent of the Parties hereto or as required under applicable law or competent court, any information about this Agreement or any document, material, file, technology secret or trade secret of the Company or any information documents, materials, files received from other party shall not be disclosed to any third party. Nevertheless the Parties hereto does not contravene the confidentiality obligation under this Article within the following scope:

       (1)    to disclose with the consent of the Parties;

       (2) to disclose to each Party's lawyers, accountants on a need-to-know basis;

       (3) to disclose for the purpose of the Equity Transfer hereunder with the consents of relevant Party on a need-to know basis;

       (4) The above disclosure shall not exceed the necessary scope, and the disclosing Party shall cause the third party who accepts the above documents, materials, and information to observe this Article; and

       (5) Any information disclosed by any Party hereto shall not damage other party's interests.

       The confidential obligation in this Article 11.3 shall survive the termination or rescission of this Agreement.

11.4   Force Majeure

11.4.1 Force majeure shall mean any unpredictable and unavoidable event or predictable but the outcome of the event cannot be avoided or overcome, and such events cause the failure of any Party to perform this Agreement, including but not limited to the earthquake, typhoon, flood, fire, war and storm and the changes of laws and policies.

11.4.2 If any Party unable to perform this Agreement due to the force majeure, such Party shall be exempted to perform such obligations within the impact scope. The affected Party shall immediately inform other Parties and use its best endeavors to alleviate the impact of force majeure.

11.5   Governing Law and Dispute Settlement

11.5.1 The execution, validity and interpretations of this Agreement shall be governed by PRC law.

11.5.2 Any disputes arising of or relevant to this Agreement shall be settled through the friendly consultation of the Parties within fifteen (15) days after such dispute arise, failing which any Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission Shenzhen Branch in accordance with the arbitration rules in force at the time. An arbitration award shall be final and binding on the Parties.

11.6   Amendment and Alteration

       The Parties may amend, alter or supplement this Agreement by signing written documents.

11.7   Severability

       If any provisions of this Agreement are held to be unenforceable under any applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall not be affected and shall be effective and enforceable in accordance with its terms. The Parties shall use their best endeavors to enter into other agreements according to their original purpose contained in those invalid provisions.

11.8   Assignment

       This Agreement and the rights and obligations thereof shall not be assigned to any third party by one Party without the prior written consent of the other Parties.

11.9   Counterparts

       This Agreement shall be executed in seven (7) counterparts and each Party keep one copy. For the purpose of the Registration of the Equity Transfer herein or the agreement by the Parties, the number of the execution counterparts may be increased accordingly. Each counterpart shall be deemed as an original, and all the counterparts shall constitute one and the same instrument.

                                [Execution Page]

IN WITNESS WHEREOF, This Agreement is signed on the date first above written by the Parties hereto.




THE TRANSFERORS:

Jing Shengmei

By            /s/ Jing Shengmei
   -------------------------------------


Zhao Huiping
Authorized representative: Jing Shengmei

By            /s/ Jing Shengmei
   -------------------------------------


Chen Huawei
Authorized representative: Jing Shengmei

By            /s/ Jing Shengmei
   -------------------------------------


Huang Chang
Authorized representative: Jing Shengmei

By            /s/ Jing Shengmei
   -------------------------------------


THE TRANSFEREES:


Yuan Jinhua

By             /s/ Yuan Jinhua
   -------------------------------------


Zhao Teng

By              /s/ Zhao Teng
   -------------------------------------


Shanghai Weilan Computer Co., Ltd.

By        /s/ Shanghai Weilan Computer Co., Ltd.
   ----------------------------------------------------
Name:
Title: